Exhibit 10.1

Corpus Christi Liquefaction, LLC

May 2, 2022

Cheniere Marketing International LLP
3rd Floor, The Zig Zag Building
70 Victoria Street
London SW1E 6SQ, United Kingdom
Attn: Commercial Operations

Re: Letter Agreement regarding the Base SPA (“Letter Agreement”)

Dear Sir or Madam:

The Parties have entered into that certain Amended and Restated Base LNG Sale and Purchase Agreement (FOB), dated November 28, 2014, between Corpus Christi Liquefaction, LLC and Cheniere Marketing International LLP (as may be amended, the “Base SPA”). Capitalized terms used but not defined herein shall have the meanings given them in the Base SPA. This Letter Agreement sets forth the terms of certain sales and purchases of LNG under the Base SPA.

The Parties hereby agree that, notwithstanding the definition of Xy in Section 1.1 and subject to Section 14 of the Base SPA, the Xy (expressed in USD per MMBtu) applicable to the following number of cargoes shall equal USD one decimal ninety-seven per MMBtu (US$1.97/MMBtu):

(a)up to twenty-two (22) cargoes scheduled to be delivered in the 2023 Contract Year;

(b)up to between nine (9) cargoes and ten (10) cargoes scheduled to be delivered in the 2024 Contract Year, such number to be nominated by Seller during the ADP process for the 2024 Contract Year; and

(c)up to between thirteen (13) cargoes and sixteen (16) cargoes scheduled to be delivered in the 2025 Contract Year, such number to be nominated by Seller during the ADP process for the 2025 Contract Year.

Please indicate Buyer’s agreement with the terms of this Letter Agreement by executing a copy of this Letter Agreement where indicated below and returning it to Seller.

Notwithstanding anything herein or in the Base SPA to the contrary, this Letter Agreement shall not become effective unless and until any conditions required to be met or consents to be obtained, in order for Seller to enter into and become bound by this Letter Agreement, have been satisfied or obtained, as applicable (or waived by requisite creditors), pursuant to the financing documents to which Seller is party, provided that such conditions must be satisfied or waived by September 30, 2022 (the “Deadline”) in order for this Letter Agreement to become effective. Upon the satisfaction or waiver of such conditions on or prior to the Deadline, Seller shall notify Buyer of the same and of the effective date of this

700 Milam Street, Suite 1900, Houston, Texas 77002
+1 713-375-5000

Corpus Christi Liquefaction, LLC

Letter Agreement. If such conditions are not satisfied or waived by the Deadline, then this Letter Agreement shall not become effective and shall automatically be terminated.

Sincerely,

Corpus Christi Liquefaction, LLC

By:	/s/ Zach Davis
Zach Davis
President and Chief Financial Officer

Accepted and Agreed:

Cheniere Marketing International LLP
acting by its managing member, Cheniere Marketing, LLC

By:	/s/ Anatol Feygin
Anatol Feygin
Executive Vice President and Chief Commercial Officer
700 Milam Street, Suite 1900, Houston, Texas 77002
+1 713-375-5000